EXHIBIT 2.4

                     AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF MARCH 22, 1999

                                 BY AND AMONG

                             U.S. CONCRETE, INC.,

                         BAY CITIES ACQUISITION INC.,

                    BAY CITIES BUILDING MATERIALS CO., INC.

                                      AND

                         THE STOCKHOLDERS NAMED HEREIN


Reverse Triangular Merger; Non-Delaware Company; Multiple Stockholders; Company Financial Statements
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                     AGREEMENT AND PLAN OF REORGANIZATION


            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of March 22, 1999 by and among U.S. Concrete, Inc., a Delaware corporation ("USC"), Bay Cities Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of USC ("USC Sub"), BAY CITIES BUILDING MATERIALS CO., INC., a California corporation (the "Company"), and the persons listed on the signature page hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                            PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

            (a) USC Sub will merge into the Company on the terms and subject to the conditions set forth herein (that merger being the "Merger");

            (b) USC will acquire the stock of all or some of the entities listed in the accompanying Addendum 1 (each, other than the Company, an "Other Founding Company" and, collectively with the Company, the "Founding Companies") pursuant to agreements that are (i) similar to this Agreement and (ii) entered into among those entities and their equity owners, USC and subsidiaries of USC (collectively, the "Other Agreements"); and

            (c) USC will effect a public offering of shares of its common stock and issue and sell those shares.

            The respective boards of directors of USC, USC Sub and the Company have approved and adopted this Agreement to effect a transaction subject to
Section 351 of the Code.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings this Agreement contains, the parties hereto hereby agree as follows:

            Paragraph 1 CERTAIN DEFINED TERMS. The following terms this Agreement uses have the meanings this Paragraph 1 specifies. Capitalized terms this Agreement uses, but this Paragraph 1 does not define, have the meanings the preamble to this Agreement, the Preliminary Statement above or Article IX of the Uniform Provisions, as the case may be, specifies.

            "Acquired Business" means the Company.

            "Acquisition" means the Merger.

            "Acquisition Consideration" has the meaning Paragraph 2 specifies.

                                     -1-
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            "Additional Cash Consideration" means the product of (i) the quotient obtained from dividing (A) the sum of (i) $5,302,046 and (ii) the 1998 Permitted Restricted Payment by (B) $8.50 multiplied by (ii) the amount, if any, by which (A) the IPO Price exceeds (B) $8.50.

            "BCBM" means BCBM Transport, Inc., a California corporation, and wholly owned subsidiary of the Company.

            "Ceiling Amount" means the sum of (i) $24,508,185, (ii) the Additional Cash Consideration, if any, (iii) the Positive Net Adjustment, if any, and (iv) the Negative Net Adjustment, if any; provided, however, that, for purposes of Sections 6.06(b) and 7.06(b), the Ceiling Amount is $15,906,139.

            "CGCL" means the General Corporation Law of the State of California.

            "Closing" has the meaning Paragraph 3 specifies.

            "Closing Date" means the IPO Pricing Date.

            "Company Capital Stock" means the Common Stock, no par value, of the Company.

            "Company Financial Statements" means the audited balance sheets of the Company as of December 31, 1997 and December 31, 1998 and the related audited statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1998, together with the related audit report of the Independent Accountants.

            "Counsel for the Company and the Stockholders" means Ferrari, Olsen, Ottoboni & Bebb, LLP.

            "Counsel for USC and USC Sub" means Baker & Botts, L.L.P.

            "Current Balance Sheet" means the audited balance sheet of the Company as of December 31, 1998.

            "Current Balance Sheet Date" means December 31, 1998.

            "Current Balance Sheet Date Working Capital" means ($666,000).

            "Effective Date" means the IPO Closing Date.

            "Executive Employment Agreement" means the Employment Agreement entered into effective as of the IPO Closing Date between the Company and Neil J. Vannucci.

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            "Initial Financial Statements" means the Company Financial
      Statements.

            "Minimum Cash Balance" means $500,000.

            "Pro Rata Share" of a Stockholder means: (i) 47.97% in the case of Neil J. Vannucci; (ii) 47.97% in the case of Gloria Satterfield; (iii) 2.03% in the case of Nino Campagna; and (iv) 2.03% in the case of William Monlux.

            "Responsible Officer" means Neil J. Vannucci.

            "Surviving Corporation" means the Company, which the Certificate of Merger will designate as the surviving corporation of the Merger.

            "Termination Date" means May 31, 1999; provided, however, that if
      (i) USC has filed the Registration Statement with the SEC prior to that date and (ii) the Stockholders would not be entitled to terminate this Agreement on that date otherwise than pursuant to Section 11.01(a)(ii), "Termination Date" means September 30, 1999.

            "Uniform Provisions" has the meaning Paragraph 4 specifies.

            "USC Award Agreements" means the award agreements, each in the form of Exhibit 1-A, pursuant to which USC, on the Closing Date, will grant to certain key employees of the Company Neil J. Vannucci has designated by written notice to USC and USC has approved by written notice to the Responsible Officer (which approval USC will not unreasonably withhold) prior to the Closing Date, pursuant to the U.S. Concrete, Inc. 1999 Employee Incentive Plan, or other similar stock option plan, options to purchase an aggregate not to exceed 115,418 shares of USC Common Stock at a per share exercise price equal to the IPO Price.

            "USC Sub Common Stock" means the Common Stock, par value $1.00 per share, of USC Sub.

            "1998 Permitted Restricted Payment" means $0.

            Paragraph 2 (A) CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificate of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware.

            (B) THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the Effective Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 8:00 a.m., Houston, Texas time, on the Effective Date.

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            (C) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time,
(1) USC Sub will be merged with and into the Company in accordance with the provisions of the CGCL and the DGCL, (2) USC Sub will cease to exist as a separate legal entity, (3) the articles of incorporation of the Company will be amended to change the Company's authorized shares of capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the CGCL and the DGCL, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and USC Sub and (b) be governed by the laws of the State of California, (5) the Charter Documents of the Company then in effect (after giving effect to the amendment to the Company's articles of incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the articles of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (6) the initial board of directors of the Surviving Corporation will be the persons Schedule 2(C) names as such, and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the State of California and the Charter Documents of the Surviving Corporation, and
(7) the initial officers of the Surviving Corporation will be as Schedule 2(C) sets forth, and each of those persons will serve in each office Schedule 2(C) specifies for that person, subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

            (D) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (a) convert into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificates evidencing those shares, the amount of cash and the number of whole and fractional shares of USC Common Stock Schedule 2(D) sets forth and, if any, the Additional Cash Consideration (the "Acquisition Consideration"), (b) cease to be outstanding and to exist and
      (c) be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired; and

            (3) each share of USC Sub Common Stock issued and outstanding immediately prior to the Effective Time will convert into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation and the shares of Common Stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest,

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the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F).

            (E) DELIVERY, EXCHANGE AND PAYMENT. (1) At or after the Effective
Time: (a) the Stockholders, as holders of certificates representing shares of Company Capital Stock, will, on surrender of those certificates to USC (or any agent that USC may appoint for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration; and (b) until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of USC Common Stock included in the Acquisition Consideration payable in respect of that certificate pursuant to Paragraph 2(D). All shares of USC Common Stock issuable in the Merger will be deemed for all purposes to have been issued by USC at the Effective Time.

            (2) Each Stockholder will deliver to USC (or any agent that USC may appoint for purposes of this Paragraph 2(E)) on or before the IPO Closing Date the certificates representing all the Company Capital Stock owned by that Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder will cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock that Person delivers.

            (3) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to USC Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Capital Stock for which whole shares of USC Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (a) on that surrender USC will cause to be paid, to the Person in whose name the certificates representing those whole shares of USC Common Stock will then be issued, the amount of dividends or other distributions previously paid with respect to those whole shares of USC Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to that surrender, and the amount of any cash payable to that Person for and in lieu of fractional shares pursuant to Paragraph 2(F) and (b) at the appropriate payment date or as soon as practicable thereafter, USC will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to those whole shares of USC Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of those dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

            (F) Notwithstanding any other provision herein, USC will not issue any fractional shares of USC Common Stock, and if any Stockholder would be entitled hereunder to receive a

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fractional share of USC Common Stock but for this Paragraph 2(F), that
Stockholder will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to that Stockholder's fractional interest in a share of USC Common Stock multiplied by the IPO Price.

            Paragraph 3 THE CLOSING. On or before the Closing Date, the parties hereto will take all actions necessary to (A) effect the Acquisition (including, as permitted by the CGCL and the DGCL, (i) the execution of a Certificate of Merger (a) meeting the requirements of the CGCL and the DGCL and (b) providing that the Merger will become effective on the Effective Date and (ii) the transmitting for filing of that Certificate of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware), (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) and (C) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at the offices of Baker & Botts, L.L.P., 30th Floor, 910 Louisiana, Houston, Texas at 10:00 a.m., Houston time, on the Closing Date, or at such later time on the Closing Date as USC specifies by written notice to the Responsible Officer. The actions taken at the Closing will not include the delivery of the Company Capital Stock to USC or the payment of the Acquisition Consideration to the Stockholders. Instead, on the IPO Closing Date, the Company Capital Stock will be surrendered in exchange for the Acquisition Consideration (with the cash portion of the Acquisition Consideration being paid by wire transfer pursuant to instructions the Stockholders deliver to USC prior to Closing or, in the absence of those instructions, a USC check), and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date will be closed and completed, as the case may be.

            Paragraph 4 INCORPORATION OF UNIFORM PROVISIONS. (A) The U.S. Concrete, Inc. Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1 (the "Uniform Provisions") hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

            (B) Section 2.23(vi) is hereby amended by replacing "$25,000" with "$50,000."

            (C) The provisions of Article VIII will not prohibit Neil J. Vannucci from developing, owning and operating a cement and/or aggregates import terminal in the San Francisco Bay Area, provided that (i) USC (or any one or more of its Subsidiaries it designates) has the contractual right to purchase at least 90% of the cement and aggregates that terminal imports each year at prices equal to or less than then prevailing market prices, (ii) USC (or any one or more of its Subsidiaries it designates) has the contractual right to operate any ready-mixed concrete operation at the terminal location for its own benefit and
(iii) USC is granted an option to purchase the terminal facility, exercisable at any time from the start-up of the terminal's operations to the 10th anniversary of that date at a purchase price determined by an appraisal firm USC selects which is reasonably acceptable to Mr. Vannucci.

            (D) Notwithstanding the provisions of Section 10.07, Article VIII and the rights and obligations thereunder of the parties thereto will be governed by and construed in accordance with the substantive laws of the State of California without regard to the conflicts of law provisions thereof.

            Paragraph 5 CERTAIN CONDITIONS TO CLOSING AND CONSUMMATION. (A) The obligations of the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction of the following condition in addition to those set forth or referred to in Section 5.02(b): (i) the Executive Employment Agreement then will be in full force and effect and (ii) USC shall have tendered the USC Award Agreements to the respective recipients thereof, duly signed on its behalf by an authorized officer of USC.

            (B) The obligations of USC and USC Sub with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction of the following condition in addition to those set forth or referred to in Section 5.03(b): the Executive Employment Agreement then will be in full force and effect.

            Paragraph 6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

            Paragraph 7 NOTICES. For purposes of Section 10.06, notices will be initially addressed to the Stockholders and the Company, as follows:

            (A) if to a Stockholder, addressed to him or her at:

                  Neil J. Vannucci
                  1981 Eucalyptus Ave.
                  San Carlos, California 94070

                        or

                  Gloria Satterfield
                  2811 Crestmoor Dr.
                  San Bruno, California 94066

                        or

                  Nino Campagna
                  934 Larkspur Dr.
                  Millbrae, California 94030

                        or

                  William Monlux
                  5128 Brophy Dr.
                  Fremont, California 94536

      ; and

            (B) if to the Company, addressed to it at:

                  BAY CITIES BUILDING MATERIALS CO., INC.
                  150 So. Linden Avenue
                  So. San Francisco, California 94080
                  Fax No.: (650) 871-5745
                  Attn:   Neil J. Vannucci

      with copies (which will not constitute notice for purposes of this Agreement) to:

                  Ferrari, Olsen, Ottoboni & Bebb, LLP
                  333 West Santa Clara Street, Suite 700
                  San Jose, California 95113
                  Fax No.:  (408) 280-0151
                  Attn:  Richard S. Bebb

            Paragraph 8 ABANDONMENT OF MERGER. If this Agreement is terminated pursuant to Section 11.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect and, if the Certificate of Merger has been filed with the Secretary of State of the Company's Organization State prior to that termination, each of the Company and USC Sub is authorized to execute and file with the Secretary of State of the Company's Organization State a certificate of that termination pursuant to Section 110 of the CGCL.


                        [Signatures on following page]

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    U.S. CONCRETE, INC.


                                    By:________________________________________
                                         Eugene P. Martineau
                                         President and Chief Executive Officer

                                    BAY CITIES ACQUISITION INC.


                                    By:________________________________________
                                         Eugene P. Martineau
                                         President

                                    BAY CITIES BUILDING MATERIALS CO., INC.


                                    By:________________________________________
                                         Neil J. Vannucci
                                         President


                                    Stockholders:


                                    ____________________________________________
                                    Neil J. Vannucci


                                    ____________________________________________
                                    Gloria Satterfield


                                    ____________________________________________
                                    Nino Campagna


                                    ____________________________________________
                                    William Monlux

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      THE UNDERSIGNED, being the spouse of Neil J. Vannucci, hereby joins in the execution of this Agreement to reflect the undersigned's understanding and agreement to the terms herein contained, and to consent to the Merger and the conversion of the entire interest of that Stockholder in the shares of Company Capital Stock (including any community interest the undersigned may have in those shares) into that Stockholder's Pro Rata Share of the Acquisition Consideration on the terms and for the consideration herein expressed.


                                    ____________________________________________
                                       Margaret Ann Vannucci


      THE UNDERSIGNED, being the spouse of Gloria L. Satterfield, hereby joins in the execution of this Agreement to reflect the undersigned's understanding and agreement to the terms herein contained, and to consent to the Merger and the conversion of the entire interest of that Stockholder in the shares of Company Capital Stock (including any community interest the undersigned may have in those shares) into that Stockholder's Pro Rata Share of the Acquisition Consideration on the terms and for the consideration herein expressed.


                                    ____________________________________________
                                       Curtis H. Satterfield


      THE UNDERSIGNED, being the spouse of Nino Campagna, hereby joins in the execution of this Agreement to reflect the undersigned's understanding and agreement to the terms herein contained, and to consent to the Merger and the conversion of the entire interest of that Stockholder in the shares of Company Capital Stock (including any community interest the undersigned may have in those shares) into that Stockholder's Pro Rata Share of the Acquisition Consideration on the terms and for the consideration herein expressed.


                                    ____________________________________________
                                       Millie Campagna

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                                  ADDENDUM 1

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                    BAY CITIES BUILDING MATERIALS CO., INC
                                  are parties

      A. Capitalized terms this Addendum uses, but does not define, have the meanings the captioned Agreement specifies.

      B.    The Founding Companies are:

            Baer Concrete, Incorporated
            Bay Cities Building Materials Co., Inc.
            Central Concrete Supply Co., Inc.
            Opportunity Concrete Corporation
            R.G. Evans/Associates d/b/a Santa Rosa Cast Products Co. Walker's Concrete, Inc.

                                 SCHEDULE 2(C)

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                    BAY CITIES BUILDING MATERIALS CO., INC
                                  are parties


            A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

            B. The directors of the Surviving Corporation and BCBM immediately after the Effective Time are as follows: Eugene P. Martineau and Michael W. Harlan.

            C. The officers of the Surviving Corporation and BCBM immediately after the Effective Time are as follows:


President.................................. Neil J. Vannucci
Senior Vice President...................... Eugene P. Martineau
Vice President, Treasurer and Secretary.... Michael W. Harlan


                                End of Schedule

                                 SCHEDULE 2(D)

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                    BAY CITIES BUILDING MATERIALS CO., INC
                                  are parties


            A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

            B. Subject to increase by the amount of the Positive Net Adjustment, if any, and to decrease by the amount of the Negative Net Adjustment, if any, the aggregate Acquisition Consideration will be comprised of (1) $8,602,046 in cash, (2) 1,871,310 shares of USC Common Stock and (3) the Additional Cash Consideration.

            C. Each Stockholder will be entitled to receive his Pro Rata Share of the Acquisition Consideration pursuant to Paragraph 2(D), subject to the provisions of Paragraphs 2(E) and 2(F).

                                End of Schedule